TO TENNEY SHAREHOLDERS:

      The year of 1995 represented a decided improvement over 1994 and previous years, with each quarter showing an operating profit, plus additional gains on exchange of property and extraordinary items. Our net worth has become positive in the amount of $591,000.

      Revenues in 1995 increased to $9,564,000 from $7,159,000 in 1994 and included sales in DynaVac, license and technology fees, rental income and service revenue, as well as parts and used equipment sales.

      For the year the Company had income from operations of $673,000 versus a loss in 1994 of $(209,000).  Net income for 1995 was $1,743,000 or $0.48 per
share compared to $1,146,000 or $0.31 per share in 1994. The year included meeting bank requirements by completely paying off bank debt.

      Our manufacturing operation, DynaVac, has continued its growth and profitability in its niche marketplace of custom vacuum equipment.

      Our service operation has expanded into the sale of used equipment, as well as the continuing servicing, refurbishing, upgrading and sale of parts for equipment manufactured by us through our 64-year history as well as competitors' equipment.

      Please refer to the "Management's Discussion and Analysis" section of this report for a detailed status of the Company.

      We thank you for your patience, understanding and continued support and look forward to the future as a challenge for our existing and new business segments.

                             Sincerely,



                             Robert S. Schiffman
                             Chairman, President and
                             Chief Executive Officer

March 27, 1996
                               TENNEY ENGINEERING, INC.
                                   AND SUBSIDIARIES

                              CONSOLIDATED BALANCE SHEET


                                              				  		 DECEMBER 31, 1995
                                                 		(In thousands of dollars)

                    ASSETS
  Current assets:
  Cash and cash equivalents                                     $     223
  Accounts receivable, net                              	           1,715
  Current portion of installment note receivable                       45
  Inventories                                           	             311
  Prepaid expenses and other current assets                            97
  Deferred tax asset                                    	             228
        Total current assets                            	           2,619

Equipment, net                                          	             311
Installment note receivable, noncurrent portion                      323
Other assets                                           	             145
        Total Assets                                     	      $   3,398

  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and other accrued liabilities                $   1,518
  Current portion of long-term capital leases                          76
  Accrued payroll and payroll taxes                                   162
  Billings in excess of estimated revenue on
   long-term contracts                                                318
  Pension obligation, current portion                                  36
        Total current liabilities                      	            2,110

Long-term debt, net of current portion                                697
        Total liabilities                               	           2,807

Commitments and contingencies

Stockholders' equity:
  Preferred stock $1.00 par value:
    Authorized 1,000,000 shares
    Issued and outstanding - none
  Common stock $.10 par value:
    Authorized 10,000,000 shares
    Issued 3,694,980 shares                            	             369
  Additional paid-in capital                           	           1,960
  Retained earnings (deficit)                          	          (1,701)
                                                      		             628
  Less treasury stock, 9,388 shares, at cost                          37
        Total stockholders' equity    			                            591
        Total liabilities and stockholders' equity             $   3,398

                    See Notes to Consolidated Financial
Statements.
TENNEY ENGINEERING, INC.
                                   AND SUBSIDIARIES
                         CONSOLIDATED STATEMENTS OF OPERATIONS
                        YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                       1995      		1994
                           (In Thousands of Dollars Except per Share Amounts)
Net revenue:
  Product and product related                        $ 7,803	  		 $ 5,108
  Service                                              1,020 			    1,448
  Parts                                                  741 		       603
    Totals                                             9,564  		    7,159

Cost of sales:
  Product and product related                           6,011   			   4,256
  Service                                                663     		     920
  Parts                                                  307     		     278
    Totals                                             6,981       		  5,454

Gross profit                                           2,583     		   1,705

Other expenses:
  Selling and administrative expenses                  1,910     		   1,942
  Provision for loss on restructuring                     -	     		     (28)
    Totals                                             1,910     		   1,914

Income (loss) from operations                            673  	   	    (209)

Other income (expense):
  Interest expense                                       (74)    		    (367)
  Gain on exchange of property in lieu of
    foreclosure                                          	 -      		   1,460
  Other income, net                                        61   		        66
    Totals                                                (13)    		   1,159

Income before income taxes and
  extraordinary items                                    660     		     950

Income taxes (benefit)                                  (220)    		      24

Income before extraordinary items                          880 		     926

Extraordinary item - gain on restructuring
  of debt net of income tax of $6 thousand                 863 		     220
  in 1995 and $4 thousand in 1994

Net income                                              $ 1,743 		 $ 1,146

Net income per common share before
  extraordinary items                                   $  0.24  		 $  0.25

Extraordinary item per common share                        0.24 	 	    0.06

Net income per common share (see Note 11)              $  0.48     	 $  0.31

Exercise of options would not be dilutative.
                    See Notes to Consolidated Financial Statements. TENNEY ENGINEERING, INC.
                                   AND SUBSIDIARIES

        CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'
EQUITY (DEFICIENCY)
                        YEARS ENDED DECEMBER 31, 1995 AND 1994
                               (In Thousands of Dollars)


                                     			   Additional 	 Retained         Less
                      		Common Stock        Paid-in  	 Earnings        Treasury Stock
                   		 Shares     Amount   Capital  	 (Deficit)         Shares   Amount       Totals
Balance January 1,
  1994              		3,694,980  $  369  $  1,960	 $ (4,590)         9,388  $   37        $ (2,298)

Net income                                         			     1,146 			  1,146

Balance December
  31, 1994         		 3,694,980     369     1,960  	   (3,444)            9,388      37          (1,152)

Net income                                         			     1,743     			  1,743


Balance December
  31, 1995      		 3,694,980  $  369  $  1,960 	 $ (1,701)           9,388   $  37        $    591



                    See Notes to Consolidated Financial Statements. TENNEY ENGINEERING, INC. AND SUBSIDIARIES

                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                        YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                            							 1995         1994
Operating activities:
(In Thousands of Dollars)
  Net income                                                    		$ 1,743      $ 1,146
  Adjustments to reconcile income to net cash
    provided by (used in) continuing operations:
    Depreciation and amortization                                	     72          132
    Provision for restructuring                                  	     -           (89)
    Provision for pension withdrawal liability                   	     -           (28)
    Provision for inventory write-downs                          	     -           200
    Provision for bad debts                                      	     -            50
    Deferred tax asset                                           	   (228)          -
    Gain on conveyance of property
      in lieu of foreclosure                               		          -        (1,460)
    Gain on debt forgiveness, principal and interest         		      (869)        (289)
    Acquisition of capital leases for fixed assets                                194           -
    Changes in operating assets and liabilities:
      Accounts and installment receivables                    	      (533)         141
      Inventories                                           		        (27)         428
      Prepaid expenses and other current assets              	        (11)         (23)
      Other assets                                         		          (7)         (90)
      Accounts payable and other liabilities                   	       170          196
      Accrued payroll and payroll taxes                       	         37          (41)
      Billings in excess of estimated revenues                 	      (403)         667
      Pension obligation                                     		         79           -
         Net cash provided by continuing operations            	       217          940

Investing activities:
  Acquisition of equipment                                     		     (244)         (42)
         Net cash (used in) investing activities              			     (244)         (42)

Financing activities:
  Payments of note payable and long-term capital leases          	    (592)        (345)
         Net cash used in financing activities                   	    (592)        (345)

Net increase (decrease) in cash and cash equivalents             	    (619)         553

Cash and cash equivalents, beginning of year                            842          289

Cash and cash equivalents, end of period                           	$   223      $   842

Supplemental disclosure of cash flow information:
  Interest paid                                                   		$     8      $    37
  Income tax paid                                                		      28           -

                    See Notes to Consolidated Financial Statements.

Note 1 - Summary of accounting policies:
            Principles of consolidation:
              The consolidated financial statements include the accounts of Tenney
              Engineering, Inc. (the "Company") and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

            Net Revenues:
              Revenue from product sales and short-term contracts and services are recognized when the transactions are consummated. The Company generally recognizes revenue on long-term, large installation contracts under the percentage of completion method. Under this method, revenue is recognized according to the ratio of costs incurred to currently estimated total contract costs. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is recorded.

              Product and product-related net revenue includes revenue from the Company's manufacturing operation, including the discontinued activities (see Note 3), license and technology fees and rental income. Service revenue includes revenue from the servicing and installation of environmental equipment and from the services provided under the Leased
Employee Agreement with the
              Licensee (see Note 4). Parts revenue includes revenue from the sale of replacement and spare parts for equipment previously manufactured by the
              Company as well as equipment now being manufactured by the Licensee.

            Cash equivalents:
              The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

            Inventories:
              Inventories are valued at the lower of cost
(first-in, first-out) or market.
              Work-in-process inventories are stated at actual production cost, including factory overhead.

            Machinery and equipment:
              Machinery and equipment are carried at cost, less accumulated depreciation.
              Depreciation is provided using primarily the straight-line method over the estimated useful lives of the assets. Estimated useful lives vary from 3 to
              10 years.

            Research and development costs:
              Costs and expenses related to research and product development are expensed as incurred. There were no research and development costs for 1995 and 1994, respectively.

            Gain per common share:
              Gain per common share is computed based on the weighted average number of common shares outstanding during the year. The assumed exercise of outstanding stock options would not have a significant effect on the per share computations. The weighted average number of common shares outstanding was 3,685,592 in 1995 and 1994, respectively (see
Note 11).

            Stock-based compensation:
              In 1996 we will adopt SFAS No. 123, "Accounting for Stock-Based Compensation."
              This standard establishes a fair value method of accounting for stock-based compensation plans either through recognition or disclosure. We intend to adopt this standard by disclosing the pro forma net income and earnings per share amounts assuming the fair value method was adopted on January 1, 1995.
              The adoption of this standard will not impact our results of operations, financial position or cash flows.

            Use of estimates:
              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for long-term contracts, allowance for doubtful accounts, inventory obsolescence, product warranty reserves, depreciation and amortization, employee benefit plans, taxes, restructuring reserves and contingencies.


Note 2 - Financial condition and results of operation:
            As shown in the accompanying consolidated financial statements, the Company has incurred net income for the years ended December 31, 1995 and 1994, respectively, from operations, which has resulted in an increase in the Company's consolidated financial condition.

            On December 12, 1994, the bank and the Company signed a Settlement Agreement in which the Company conveyed to the Bank the title in the real estate located at
            Union, New Jersey, and reduced total debt significantly. During 1995, the
            Company paid all of the bank debt when due (see Note
9).

            As at December 31, 1995, the Company completed three years under the License
            Agreement, and the Licensee has performed its obligations, for the most part, under the various agreements incorporated under the License Agreement (see Note
            4).

         Significant obligation:
            As discussed in Note 3, with the cessation of its manufacturing operations at the Union, New Jersey, facility, the Company received a revised notification for payment of a withdrawal liability from its union employees' multi-employer pension plan in the amount of approximately $502,000. The Company has engaged counsel to advise it with respect to this matter.
The Company met with a
            representative of the pension plan and has made a proposal to the Fund for extended terms and a reduction of the principal. Failure to reach an accord will have a material adverse effect on the Company.


Note 3 - Restructuring:
            The Company in February, 1993, ceased manufacturing operations at its Union, New
            Jersey, facility. The Company's operations now consist of manufacturing, through one of its wholly owned subsidiaries, diversified vacuum systems for space simulation, optic coating and plasma treatment for medical labware, the servicing and installation of environmental equipment, and earning license and technology fees.

            During the fourth quarter of 1993, the Company received a demand from the Sheet
            Metal Workers' National Pension Fund (the "Fund") for payment of a withdrawal liability from its union employees' multi-employer pension plan in the amount of approximately $530,000, to be paid in quarterly payments starting in January,
            1994. The Company engaged counsel to advise it in these matters and made a provision for this amount in the 1993 Consolidated Financial Statements. The
            Company failed to make the first payment when due in January 1994. In March
            1994, the Company received notice that they were in default. In May 1994, the
            Company proposed, through counsel, an amount significantly less than the original amount. In June 1994, the Company received notification from the Fund rejecting the Company's offer.

            In November 1994, the Company proposed, through counsel, a modified offer significantly less than the total demanded, along with a significantly less periodic payment. The Company continued to make periodic payments significantly less than the requested periodic amounts. In December 1994, the Company received from the Fund a modified calculation of the withdrawal liability in the amount of approximately $502,000. On May 31, 1995, the Company received a rejection of all proposals along with all funds tendered.

            On December 7, 1995, the Company was served with a Complaint of Civil Action filed in the U.S. District Court, Eastern District of Virginia, by the Fund,
            demanding payment of past-due installments of withdrawal liability (aggregating
            $271,034 at the date of the Complaint), plus interest on overdue installments, statutory liquidated damages, attorneys' fees and injunctive relief requiring payment of future quarterly withdrawal installments and in the alternative immediate payment of the entire withdrawal liability plus accrued interest, statutory liquidated damages and attorneys' fees.

            In February 1996, the Company filed an Answer and Affirmative Defense to the action. The Company and its counsel are having discussions with representatives of the Fund in an attempt to reduce the amount of the liability and to work out an installment payment schedule. At December 31, 1995, the Company had in reserve $581,000 in respect of the possible liability to the Fund.

            In the expectation that an agreement can be arrived at with the Fund, the amount reserved has been classified as being current and non-current.

            The Company is not in a position to make immediate payment of the entire amount or a significant portion of the entire amount demanded by the Fund in the
            Complaint. If the Company is required to make immediate payment of the entire amount or of the past-due installments alleged to be due, it would have a material adverse effect on the Company.

            The Company reported net income of $1,743,000 and $1,146,000 for the years ended December 31, 1995 and 1994, respectively. The table below presents the
            Company's consolidated net revenue and gross profit for those periods, and the estimated portions thereof attributable to its continuing activities and the activities that have been discontinued. For financial accounting purposes, the discontinued activities are considered to be a portion of the same business segment as those of the continuing activities and, accordingly, have not been reflected as a discontinued operation in the Company's consolidated financial statements.







                                                      					 1995         1994
                                                     (In Thousands of Dollars)
               Net revenue:
                  Continuing activities                 	$ 9,564      $ 6,845
                  Discontinued activities                     -           314
                          Totals		                      	$ 9,564      $ 7,159

               Gross profit:
                  Continuing activities                  $ 2,583      $ 1,746
                  Discontinued activities                    -           (20)

                     Totals                              $ 2,583      $ 1,726


Note 4 - License agreement:
            Concurrent with the Company's announcement to discontinue manufacturing at the
            Union Facility, the Company entered into a six-year licensing agreement with a privately owned manufacturer (the "Licensee") of environmental conditioning equipment. The terms of the agreement, among others, provide for: the Licensee to manufacture and sell environmental test chambers and other equipment under the Tenney name with the Company also retaining the right to manufacture such products; the Company to receive license fees (up to a maximum of $1,900,000)
            equal to 5% of qualifying sales during the term of the agreement with specified minimum amounts payable annually; an option for the Licensee to purchase the
            Company's rights, title and interest in the Tenney trademark for $100,000 at the end of the license term in the event the Company is no longer manufacturing such products; the Company to perform all servicing and installation of the aforementioned equipment; and perform other Company obligations related to the
            Technology Transfer Agreement (see Note 14). The agreement further requires the
            Licensee to purchase annually, from a former subsidiary of the Company, depending on market conditions, certain minimum amounts of inventory with cash payments thereon being made directly to the Company (see Note
6).

            In addition, the Company entered into a four-year consulting agreement with the
            Licensee whereby, for an annual fee of $120,000, the Company will make the services of the Company's president available to the Licensee for a specified period of time (see Note 13).

            In 1995 and 1994, the Company earned License fees of approximately $387,000 and
            $275,000, respectively. Net revenue for 1995 and 1994 includes consulting revenue of $120,000. Purchases by the Licensee from the Company's former subsidiary in 1995 and 1994 totaled approximately
$9,500 and $2,400,
            respectively.











Note 5 - Accounts receivable:
            Accounts receivable consist of the following:


                                                           						 1995
                                                   (In Thousands 	of Dollars)

               Accounts receivable, billed                       $1,625
               Due from Licensee, net                               128
                                                                  1,753
               Allowance for doubtful accounts     	               (38)
                 Totals				                                      $1,715


            At December 31, 1995, sales recognized on the percentage of completion method approximated $5,603,800.


Note 6 - Note receivable:
            In December 1992, the Company sold all of the outstanding stock of its wholly-
            owned insulated enclosure subsidiary, Gloekler Refrigerator Company ("Gloekler")
            for aggregate consideration of approximately
$858,000, of which $300,000 was
            cash. The balance was evidenced by installment receivables which provide for payments by Gloekler either in cash or by credits issued for inventory purchases through 2005. The receivables, which have been discounted to reflect imputed interest are secured by a second lien on all of Gloekler's assets including the common stock and are personally guaranteed by the purchaser.


Note 7 - Inventories:
            Inventories consist of the following:

                                            				          		  1995
                                               	   (In Thousands of Dollars)

              Raw materials                             		 $   587
              Work in process                                   34
                                                        	      621
            Less:
              Provision for write-downs to estimated
                realizable value                         	     310
                   Totals  			                            	$   311

            Accumulated costs on long-term contracts recognized by the percentage of completion method (see Note 5) were approximately
$3,521,000 and $3,514,000 in
            1995 and 1994, respectively.







Note 8 - Property and Equipment:
            Property and equipment, which is stated at cost, is summarized as follows at
            December 31, 1995:



                                                        						 1995
                                                 (In Thousands of Dollars)

               Property (see below)                        $    -
               Equipment                            	         1,264
               Equipment under capital leases                   324
                                                  		          1,588
               Accumulated depreciation            	         (1,277)
                  Total equipment - net                     $   311

            On December 12, 1994, in accordance with the Settlement Agreement, the Company conveyed to First Fidelity Bank, N.A. (the "Bank") the title to all real estate located in Union, New Jersey, with a net book value of approximately $340,000 net of accumulated depreciation (see Note 9).

            In conjunction with the conveyance of the property, the Company entered into a
            Use and Occupancy Agreement for approximately 10,500 square feet of space at an annual rental of $50,000 and 25% of building operating costs (excluding real estate taxes), which was terminated on December 14, 1995. On that date the
            Company entered into a three-year lease with the new owner of the property for approximately 10,500 square feet at an annual rental of $70,000. On January 12,
            1996, the Company and the new owners entered an amendment to the lease for an additional 8,000 square feet of space at an annual rental of $20,000, occupancy not to take effect until July 1996.

            In addition, the Company leases certain equipment for use in its operations under capital leases.  Property and equipment at December
31, 1995, included capital
            leases of $324,000 and related accumulated depreciation of $106,000.

            At December 31, 1995, the aggregate minimum rental commitments under non-
            cancellable leases for the period shown are as follows:

               Year                                  		Capital Leases    Operating Leases
                                                        		 (In Thousands of Dollars)
               1996                                        		 $  85	    	$  69
               1997                                        		    51   	    90
               1998                                         		   51   	    90
               1999                                         		   49   	    -
               2000                                        		    30 		     -
                  Total                                  	   	$ 266	    $ 249
                    Less imputed interest           		           38
                  Present value of net lease payments   	     $ 228
                    Less current installments              	     76
                  Long-term debt obligation at
                    December 31, 1995                       	 $ 152

            Imputed interest was calculated using rates between 7.06% - 9.76%


Note 9 - Debt:

            Debt maturing within one year consists of the
following at December 31,
                                                           		 1995           1994
                                                  		(In Thousands of Dollars)
             Notes payable - bank                    		  $  -   	         $ 590
               Current portion of capital leases       	     76 	             -
               Current portion of pension obligation         36  	            -
                 		 Total		                              	$ 112 	         $ 590

            The Company was indebted to the Bank in the amount of $1,020,000 principal at
            June 30, 1994, pursuant to a line of credit agreement evidenced by a promissory note (the "Term Note"), the maturity date of which had been extended from time to time. The Company was also indebted to the Bank in the amount of $2,480,474 principal pursuant to a mortgage loan secured by the Company's real property in
            Union, New Jersey. The Bank also had a security interest in substantially all of the Company's other assets.

            The Company and the Bank entered into a Settlement Agreement as at December 12,
            1994, in which the Company conveyed the title to the real estate located in
            Union, for a credit of $1,800,000 against the total indebtedness of $3,758,663, the remaining balance of $1,958,663 was converted to a non-interest Note due
            September 30, 1995, in the amount of $800,000, payable $200,000 in December,
            1994, and the balance of $600,000 due in nine monthly non-interest-bearing amounts of $66,667, and forgiveness of debt of $1,158,663. The original Term
            Note security in substantially all the Company's assets remained in effect, until 93 days after the date of the last payment. As at August 30, 1995, the
            Company paid the balance of the Term Note. The forgiveness of $1,158,663 has been recognized, $289,666 during the fourth quarter of 1994 and the remaining
            $868,997 quarterly during the first three quarters of 1995.

            Long-term debt consists of the following at December
31,

                                                         		 1995
                                               			(In Thousands of  Dollars)
               Capital lease obligations                	 $ 228
               Multi-employer pension obligation       	    581
                  Total long-term debt including
                   current maturities                 		    809
               Less:  current maturities                    112
                  Total long-term debt                  		 $ 697

            Long-term liabilities consist of capital leases entered into for equipment of
            $194,000 in 1995, and the long-term portion of the multi-employer pension fund liability (see Note 3). The debt to mature under the multi-employer pension fund liability is $37,000--1996; $37,000--1997;
$37,000--1998; $37,000--1999;
            $55,000--2000; and $388,300 thereafter.


Note 10 - Income taxes:
            Effective January 1, 1993, the Company has adopted the Statement of Financial
            Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes."
            SFAS 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on differences between the financial statement and tax bases of assets and liabilities at the tax rates in effect when these differences are expected to reverse.

            Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that all or some portion of the deferred tax assets will not be realized. The ultimate realization of the deferred tax asset depends on the Company's ability to generate sufficient taxable income in the future. While management believes that the total deferred tax asset will eventually be fully realized by future operations, as a result of the losses experienced prior to 1994, management recorded a valuation allowance equal to 100% of the deferred tax asset upon adoption of SFAS 109 on
            January 1, 1993. As a result, the initial adoption of SFAS 109 has no impact on the Company's consolidated financial statements.

            At December 31, 1995, it was determined that the valuation allowance should be reduced by $228,000. This determination was based primarily on the improvement in the Company's net income during 1995 and 1994.

            Accordingly, management believes that it is more likely than not that the Company will generate sufficient taxable income to realize these future tax benefits.
            The changes in the valuation allowance resulted in the recording at December 31,
            1995, of an income tax benefit of $214,000.

            If the Company is unable to generate sufficient taxable income in the future, increases in the valuation allowance will be required through a charge to expense. If, however, the Company achieves sufficient profitability to realize all of the deferred tax assets, the valuation allowance will be further reduced and reflected as an income tax benefit in future periods.

            The components of the net deferred tax asset are as follows at December 31, 1995:


					(In Thousands  of Dollars)
               Deferred tax assets:
                 Inventory reserve   	                   		$   105
                 Accounts receivable reserve             	      13
                 Deferred revenue                        	     111
                 Deferred compensation                          41
                 Deferred pension obligation             	     197
                 Tax loss carryforward                    	  1,168
                   Total deferred tax assets              	  1,635

               Deferred tax liabilities:
                 Depreciation                             	     (3)

                 Valuation allowance                         (1,404)

                 Total net deferred tax assets             	$   228


            In 1995 and 1994, the Company utilized net operating loss carryforwards of
            $1,028,000 and $1,612,000, respectively. The income tax expense results from the federal alternative tax which was allocated as follows:



                                                     						1995     1994
                                                  	(In Thousands  of Dollars)
            Income before extraordinary item           $  8       $  24
            Extraordinary item                            6            4
               Current income tax expense                 14          28
            Deferred income tax benefit	                	228       	   -
               Net income tax (benefit)		              $(214)      $  28

            At December 31, 1995, the Company has available, for tax reporting purposes, net operating loss carryforwards of approximately
$3,400,000 which expire through
            2008.

            A reconciliation of income tax provision at federal statutory rate to the income tax provision at the effective tax rate as follows:
The effective rate for 1995
            is 39% and for 1994 was 34%.


	                                                           			1995     1994

						(In Thousands of Dollars)
               Income taxes computed at the federal
                statutory rates                             $	350       $ 628
               State taxes (net of federal benefit)            60         165
               Realization of benefits of tax loss
                 carryforwards                              	(396)      (765)
               Reduction of valuation allowance              (228)        -
                  Net income tax (benefit)                  $(214)     $  28


Note 11 - Common stock:
            On May 26, 1995, at the annual meeting, a new ten-year incentive stock option plan for officers and key employees was approved and adopted. The plan provided that options could be granted from time to time at a price of not less than 100%
            of the fair market value of the common stock as of the date of grant for officers and employees who own less than 10% of the voting stock of the Company and 110%
            of fair market value for those officers and employees who own more than 10% of the voting stock (affiliate employees). Options granted are exercisable immediately and terminate no later than ten years from date of grant (five years from date of grant for affiliate employees). On June 1, 1995, the Board of
            Directors of the Company granted and issued, to officers and key employees,
            155,000 options under the 1995 ten-year incentive stock option plan for officers and key employees. Certain employees with the right to purchase 57,000 shares of stock under the 1991 ten-year incentive stock option plan surrendered all outstanding options.

            A summary of plan transactions follows:






                                                      			 Number of 	      Option Price
                                                       		 Shares		       per Share

               Outstanding and exercisable -
                 January 1, 1995                           	57,000  		    $.31250 - $.34375

               Outstanding and exercisable -
                 June 1, 1995                             		155,000 		     $.23437 - $.25781
               Cancelled                                  		(57,000) 	     $.31250 - $.31250			  Outstanding and exercisable -
                 December 31, 1995                        	155,000 		     $.23437 - $.25781

Note 12 - Retirement and pension plans:
            The Company maintains a retirement plan for salaried employees (the "Salaried
            Plan") which provides for defined benefits. The Company's funding policy is to contribute annually at least the minimum amount required by the Employee
            Retirement Income Security Act of 1974. In June 1989, the Company amended the
            Salaried Plan so that benefits would no longer accrue and subsequent to that date contributions have not been required due to the overfunded status of the Salaried
            Plan. The Company accounted for the curtailment in 1989 pursuant to Statement of Financial Accounting Standards No. 88, "Employer's Accounting for Settlements
            and Curtailments of Defined Benefit Plans and for Termination Benefits."

            The following table sets forth the funded status of the Salaried Plan assuming a discount rate of 7% at December 31, 1995:


           					                                           		     1995
                                                    (In Thousands of Dollars)
               Actuarial present value of projected benefit
	obligation  including vested benefits of $587                 		 $ 587
               Plan assets at fair value, primarily insurance
					contracts 	                                                    637

               Plan assets in excess of projected benefit
	obligation consisting entirely of unrecognized net gain       	  $  50

            The expected long-term rate of return on assets was 7.5%.

            Union employees were included in a separate multi-employer pension plan to which the Company made monthly contributions in accordance with a contractual union agreement based on monthly hours worked. There was no related pension expense in 1995 and 1994. Due to the cessation of manufacturing operations at the
            Company's Union, New Jersey, facility, the Company ceased being a participant in the multi-employer pension plan in February 1993
(see Note 3).


Note 13 - Commitments and contingencies:
            Employment agreement:
               In connection with the license agreement which provides for the Company to receive $120,000 annually pursuant to a consulting agreement (see Note 4), the Company entered into a four-year employment agreement with its president which requires a minimum annual salary of $200,000 commencing in 1993.


            Lease commitment:
               DynaTenn, Inc. (d/b/a "DynaVac"), a wholly-owned subsidiary which manufactures diversified industrial vacuum equipment, leases its facility in Weymouth, Massachusetts under an operating lease which expires in April
               1996. Rent charged to operations under this lease approximated $68,000 and
               $60,000 in 1995 and 1994, respectively.

               Tenney Engineering, Inc. leases its facility in Union, New Jersey under an operating lease which expires in December 1998
(see Note 8).  Rent charged
               to operations under a Use and Occupancy Agreement
(see Note 8) was $50,000
               in 1995 and $2,083 in 1994.

            Contingencies:
               The Company is involved in various lawsuits.
Other than the one explained
               in Note 3, all the others are covered by insurance and subject to deductible amounts. Management believes that the outcome of these lawsuits will not have a material adverse effect on the Company's consolidated financial condition.


Note 14 - Technology Transfer Agreement:
            In April 1991, the Company entered into a Technology Transfer Agreement (the
            "Technology Agreement") with an entity in the People's Republic of China for an eight-year period. The Technology Agreement requires the Company to provide certain technology to assist the purchaser in developing and producing environmental chambers. Provisions of the Technology Agreement include time tables during which the technology will be transferred and training will be provided. In addition, should the purchaser be successful in developing and producing products, of which there is no guarantee, the Technology Agreement contains provisions relating to the future purchase of these products by the
            Company and places restrictions on the purchaser's sale of products within the
            Company's marketplace. In conjunction with the license agreement (see Note 4), the Licensee agreed to perform certain of the Company's obligations under the
            Technology Agreement, including the purchase of products.

            The aggregate contract amount under the Technology Agreement is $1,200,000, which is secured by a letter of guarantee. Payments occur upon the completion of certain milestones and revenue is recognized as earned. Payments from this contract totalled approximately $0, $0, $149,000, $165,000 and $360,000 in 1995,
            1994, 1993, 1992 and 1991, respectively.  During 1995
and 1994, the Company
            recognized in net revenue approximately $0 and $20,000, respectively, under the
            Technology Agreement. There were nominal expenses in 1995 and 1994.














Note 15 - Other income and (expense):
            Other income and (expense) consist of the following:

                                                       		  1995   		1994
                                                   	(In Thousands of Dollars)

               Interest expense                      		 $  (74)	   	$ (367)
               Gain on:
                 Exchange of property in lieu
                   of foreclosure (A)                 		     -      	 1,460
               Interest income                              21	          23
               Other, net                                   40 	         43
                 Totals			                              $  (13)       $1,159

               (A) On December 1, 1994, the Company entered into a Settlement Agreement with the Bank, which in part required the Company to convey to the Bank the title to the real estate, with a net book value of approximately
                   $340,000, for a credit against the total indebtedness of $1,800,000, which resulted in a net gain of $1,460,000 for the year (see Note 9).


Note 16 - Extraordinary item
            Extraordinary item consists of gain on restructuring of debt net of income taxes.
            The Settlement Agreement also provided for the forgiveness of debt to be forgiven quarterly when periodic quarterly payments totaling $200,000 are made timely.
            The Company in December of 1994 made the first required payment of $200,000, and recognized the forgiveness of $224,000 principal and $65,000 interest forgiveness was netted against interest expense for the year ended December 31, 1994. During the first three quarters of 1995, the Company made timely payments of amounts due under the Settlement Agreement and accordingly recognized approximately
            $869,000 forgiveness of debt (see Note 9).


Note 17 - Major customer and concentrations of credit risk:
            Major customer:
               During the year ended December 31, 1995, the Company did not have any major customer who contributed more than 10% of net revenue. There was one major customer who accounted for net revenue in excess of 10% during the year ended
               December 31, 1994.

            Concentrations of credit risk:
               The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash equivalents, accounts receivable and inventories. The Company places its cash and cash equivalents in highly liquid instruments with high credit quality financial institutions.

               In general, the Company's accounts receivable result from its manufacturing and servicing operations and reflect a broad customer base to primarily large-sized companies both nationally and internationally. Also, the Company routinely assesses the financial strength of its customers. As a consequence, with the exception of the major customer noted above and amounts due from the Licensee, concentrations of credit risk are limited.


               The Company maintains cash balances at several financial institutions located in the Northeast. Accounts at each institution are insured by the Federal
               Deposit Insurance Corporation up to $100,000.  At
December 31, 1995, the
               Company's uninsured cash balances total
approximately $23,000.


Note 18 - Supplemental schedule of noncash investing and financing activities:
            During 1995 the Company recognized $869,000 in forgiveness of debt, in addition entered into a five-year capital lease in the amount of $144,000 for computer equipment. In 1994, the Company exchanged property with a book value of approximately $340,000 for a credit against its bank indebtedness of $1,800,000.
            In addition, the Bank forgave approximately $224,000 of principal indebtedness
            (see Notes 15 and 16).



                                       *   *   *



REPORT OF INDEPENDENT CERTIFIED PUBLIC  ACCOUNTANTS

Board of Directors and Stockholders
Tenney Engineering, Inc.


	We have audited the accompanying consolidated balance sheet of Tenney Engineering, Inc. and Subsidiaries as of December 31, 1995, and the related consolidated statements of operations, changes in stockholders' equity (deficiency) and cash flows for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

	We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the over all financial statement presentation.

	In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tenney Engineering, Inc. and Subsidiaries as of December 31, 1995, and the consolidated results of its operations and its cash flows for the years ended December 31, 1995 and 1994 in conformity with generally accepted accounting principles.




				ZELLER WEISS & KAHN

Mountainside, New Jersey
March 27, 1996



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                               AND RESULTS OF OPERATIONS

Financial Condition

During 1995, the restructuring that was started in 1992 was concluded. The Company and the
Bank entered into a Settlement Agreement as at December 12, 1994, in which the Company conveyed the title to the real estate located in Union, New Jersey, for a credit of
$1,800,000 against the total indebtedness of $3,758,663. The remaining balance of $1,958,663 was converted to a non-interest Note due September 30, 1995 in the amount of $800,000, payable $200,000 in December 1994 and the balance of $600,000 due in nine monthly non-interest-bearing amounts of $66,667, and forgiveness of debt of $1,158,663. The Bank's security interest in substantially all the Company's assets remained in effect, until 93 days after the date of the last payment. The forgiveness of $1,158,663 was recognized quarterly upon the Company's paying the monthly amounts when due. The Company made all payments to the Bank when due, and on August 29, 1995, paid the final balance. The forgiveness of
$1,158,663 was recognized, $289,666 during the fourth quarter 1994 and the balance of approximately $869,000 was recognized during the first three quarters of 1995. (See Note
9 of the Notes to Consolidated Financial Statements.)

During 1995, the Company has been able to generate a positive cash flow from operations.

At December 31, 1995, the Company's cash and cash equivalents totaled $223,000 as compared to $842,000 at December 31, 1994. Contributing to the change in cash between years was cash provided by operating activities of $217,000 in 1995 and $940,000 in 1994. The principal reason for cash being provided by operating activities in 1995 was the obtaining of longer terms from vendors. The two principal reasons for the cash provided by operating activities in 1994 were $428,000 realization of inventory and $667,000 progress payments received in advance of billings on work-in-process projects. The primary use of cash was the paying off of the Company's note payable bank (see Note 9 of the Notes to Consolidated Financial
Statements). At December 31, 1995, the Company had working capital of $509,000 as compared to a (deficiency) of $(1,371,000) at December 31, 1994.

At December 31, 1995, the Company completed three years of the six-year License Agreement with a privately owned manufacturer of environmental conditioning equipment ("Licensee"), which authorized the Licensee to manufacture and sell environmental test chambers and other equipment under the "Tenney" name with the Company retaining the right to manufacture such products. (See Note 4 of the Notes to Consolidated Financial Statements.)

The Company's operations now consist of manufacturing through its DynaTenn, Inc. subsidiary
(d/b/a "DynaVac") diversified vacuum systems for space simulation, optic coating and plasma treatment for medical labware and servicing, refurbishing, upgrading and installing environmental equipment and earning license and technology fees and rental income.

Prior to the cessation of manufacturing at the Union Facility, the Company participated in a multi-employer pension plan. Due to the cessation of manufacturing operations at the
Company's Union Facility (see Note 3 of the Notes to Consolidated Financial Statements), the
Company ceased being a participant in the multi-employer pension plan in February 1993.
Under the Multi-Employer Pension Plan Amendments Act of 1980, a Company may, under certain circumstances, become subject to liabilities in excess of contributions made under its collective bargaining agreement.

During the fourth quarter of 1993, the Company received a demand from the Sheet Metal
Workers' National Pension Fund (the "Fund") for payment of a withdrawal liability from its union employees' multi-employer pension plan in the amount of approximately $530,000, to be paid in quarterly payments starting in January, 1994. The Company engaged counsel to advise it in these matters and made a provision for this amount in the 1993 Consolidated Financial
Statements. The Company failed to make the first payment when due in January 1994. In March
1994, the Company received notice that they were in default. In May 1994, the Company proposed, through counsel, an amount significantly less than the original amount. In June
1994, the Company received notification from the Fund rejecting the Company's offer. In
November 1994, the Company proposed, through counsel, a modified offer significantly less than the total demanded, along with a significantly less periodic payment. In December 1994, the Company received from the Fund a modified calculation of the withdrawal liability in the amount of approximately $502,000. On May 31, 1995, the Company received a rejection of all proposals.

On December 7, 1995, the Company was served with a Complaint of Civil Action filed in the
U.S. District Court, Eastern District of Virginia, by the Fund, demanding payment of past-due installments of withdrawal liability (aggregating $271,034 at the date of the Complaint), plus interest on overdue installments, statutory liquidated damages, attorneys' fees and injunctive relief requiring payment of future quarterly withdrawal installments and in the alternative immediate payment of the entire withdrawal liability plus accrued interest, statutory liquidated damages and attorneys' fees.

In February 1996, the Company filed an Answer and Affirmative
Defense to the action.  The
Company and its counsel are having discussions with representatives of the Fund in an attempt to reduce the amount of the liability and to work out an installment payment schedule. At
December 31, 1995, the Company had in reserve $581,000 in respect of the possible liability to the Fund.

In the expectation that an agreement can be arrived at with the Fund, the amount reserved has been classified as being current and non-current. (See Note
3 of the Notes to
Consolidated Financial Statements.)

The Company is not in a position to make immediate payment of the entire amount or a significant portion of the entire amount demanded by the Fund in the Complaint. If the
Company is required to make immediate payment of the entire amount or of the past-due installments alleged to be due, it would have a material adverse effect on the Company.

In April 1991, the Company entered into a Technology Transfer Agreement with an entity in the People's Republic of China. This agreement is for a period of eight years and provides for payments to the Company upon the completion of certain milestones. The total contract fee is $1,200,000 of which the Company received cash of approximately $0, $0, $149,000,
$165,000 and $360,000 in 1995, 1994, 1993, 1992 and 1991,
respectively.  The Company is not
dependent upon the entity to fulfill its obligation under this agreement. (See Note 14 of the Notes to Consolidated Financial Statements.)

Management believes that during 1996 the Company will be able to satisfy its cash require-ments for normal operations. The Company has been able to generate a positive cash flow from its normal business activities. The Company expects the Licensee to perform under the terms of the License and related agreements. Additionally, the Company must complete its open order backlog in a timely manner and then collect on such receivables.


Results of Operations

Total net revenue from continuing operations of $9,564,000 for 1995 compares to 1994 net revenue of $7,159,000.

Product and product-related net revenue for 1995 and 1994 was $7,803,000 and $5,108,000, respectively. The increase in net revenue within this classification, between years, was due to vacuum system revenue increasing primarily because several large orders received during the fourth quarter of 1994 were completed during 1995. License fees earned of approximately $387,000 and $275,400 during the years 1995 and 1994, respectively, were included in this revenue classification. Net revenue for 1995 and 1994 includes revenue of approximately $0 and $20,000, respectively, related to the Technology Transfer Agreement.
(See Note 14 of the Notes to Consolidated Financial Statements.)

Service-related revenues of $1,020,000 for the year 1995 compares to 1994 revenues of
$1,448,000. The 1995 and 1994 service revenue included revenue from the Company's Leased
Employee Agreement with the Licensee of $120,000. Service revenue in 1995 was unfavorably affected when the Company began to use service-related resources in buying, refurbishing and upgrading used equipment which was sold and recorded in the product-related sales category.

Revenue related to the sale of parts totaled $741,000 and $603,000 for the years ended
December 31, 1995 and 1994, respectively.

The Company's order backlog at December 31, 1995 and 1994 was approximately $3,870,000 and
$5,300,000, respectively. The decrease in backlog is primarily due to the Company's DynaVac subsidiary.

The total cost of sales as a percentage of net revenue was 73% for the year 1995 and compares to 76% for the year 1994.

The 1995 cost of sales related to product and product-related sales were approximately 77% as compared to 83% for 1994. The decrease in the cost of sales percentage between years was primarily due to the Company increasing productive use of resources in this area, which reduced idle time and lowered overhead charges.

Service cost of sales as a percentage of sales was 65% and 64% for the years ending December
31, 1995 and 1994, respectively.

Cost of sales as a percentage of sales during 1995 for parts was 41% and compares to 46% for the year 1994. The decrease in the cost of sales percentage in the 95/94 comparison was due primarily to a favorable inventory sales mix.

Selling and administrative expenses were $1,910,000 and $1,942,000 for 1995 and 1994, respectively. The decrease in the 1995/94 period was due primarily to continued cost containment programs. As a percentage of total net revenue, selling and administrative expenses were 20% and 27% for 1995 and 1994, respectively.

Interest expense was $74,000 in 1995 and reflects a decrease of $293,000 from the 1994 interest expense of $367,000. The decrease is due primarily to the Company not having any interest-bearing bank debt and paying off all bank debt during the year in accordance with the conditions of the Settlement Agreement reached with the Bank in December, 1994. (See
Note 9 of the Notes to Consolidated Financial Statements.)

The Company recognized $869,000 of principal debt forgiveness in 1995 and $224,000 forgiveness in 1994 in accordance with the conditions of the Settlement Agreement. (See Note
9 of the Notes to Consolidated Financial Statements.)

Other income, net was $61,000 and $66,000 in 1995 and 1994, respectively. Other income in
1995 was comprised primarily of interest income related to investment activities of liquid cash balances during the first and second quarters of the year.

At December 31, 1995, the Company had available for tax reporting purposes net operating loss carryforwards of approximately $3,402,000, expiring through 2008. Effective January 1, 1993, the Company has adopted the Statement of Financial Accounting Standards ("SFAS No. 109"),
"Accounting for Income Taxes," which applies a balance sheet approach to income tax accounting. The new standard requires the Company to reflect on its balance sheet the anticipated tax impact of future taxable income or deductions implicit in the balance sheet in the form of temporary differences. The Company has reflected future tax benefits on its balance sheet since the realization of such benefits is dependent on the Company's profitability. The cumulative effect to January 1, 1993 of the adoption of SFAS No. 109 was immaterial. As permitted by SFAS No. 109, prior year's financial statements have not been restated. (See Note 10 of the Notes to Consolidated Financial Statements.)

The net income for 1995 was $1,743,000 as compared to $1,146,000 in 1994.

During June, 1994, the American Stock Exchange received approval from the Securities and
Exchange Commission to strike the Company's Common Stock from listing and registration on the Exchange. June 24, 1994, was the last day the Company's Common Stock was traded on the Exchange. Currently, the Company has its Common Stock traded on the Nasdaq Stock Market OTC
Bulletin Board under the symbol "TNGI".


                        MARKET FOR COMPANY'S COMMON STOCK AND
                            RELATED SECURITY HOLDER MATTERS

            In June 1994, the Company received a final
confirmation from the American Stock
Exchange that the application with the Securities and Exchange Commission to strike the
Company's Common Stock from listing and registration on the Exchange due to noncompliance with listing requirements was approved. The Company has secured a listing on the Nasdaq
Stock Market OTC Bulletin Board under the symbol "TNGI".   The
approximate number of holders
of record of the Company's Common Stock at December 31, 1995 was 1,079. In addition, approximately 50% of the outstanding shares are held for shareholders' account at brokerage firms and financial institutions. The following table sets forth the range of high and low closing prices for transactions on the American Stock Exchange during the first and second quarters of 1994 and on the OTC Bulletin Board during the third and fourth quarters of 1994 and all four quarters of 1995.

                              PRICE RANGE OF COMMON STOCK

                                     				 1995     	              1994
		                                   High       Low      	  High        Low

            First Quarter          3/8        3/32      	   3/8         1/4

            Second Quarter     	   1/4        5/32 	        5/16        1/8

            Third Quarter		        5/8        5/32          3/8         1/16

            Fourth Quarter         7/8        1/4           1/4         3/64

            It has been the Company's policy not to pay cash dividends.







A copy of the Company's 1995 report filed with the Securities and Exchange Commission, on Form 10-KSB, is available to shareholders on request. It may be obtained by writing Martin Pelman, Treasurer, Tenney
Engineering, Inc., 1090 Springfield Road, P.O. Box 3142,
Union, New Jersey 07083-1942.




            REGISTRAR AND TRANSFER AGENT

     Continental Stock Transfer & Trust Company
                   New York, N.Y.



                     ACCOUNTANTS

                 Zeller Weiss & Kahn
                 Mountainside, N.J.